Exhibit 4.8.1

FIRST AMENDMENT

to the

CREDIT AGREEMENT,

dated as of September 22, 2005,

among

OLD DOMINION FREIGHT LINE, INC.,

THE LENDERS NAMED HEREIN,

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Agent

Dated April 21, 2006

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT, dated the 21st day of April, 2006 (this “Amendment”), is made in respect of the Credit Agreement, dated as of September 22, 2005, by and between OLD DOMINION FREIGHT LINE, INC., a Virginia corporation, the Lenders named therein and WACHOVIA BANK, NATIONAL ASSOCIATION, as agent for the Lenders (the “Credit Agreement”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.

The parties hereto agree to amend the Credit Agreement as set forth herein.

STATEMENT OF AGREEMENT

WHEREAS, the Borrower has notified the Lenders that it desires to enter into a Note Purchase Agreement dated April 25, 2006 between the Borrower and the purchasers listed therein (the “Note Agreement”), under which the Borrower will be able to borrow up to $500,000,000 from time to time through the issuance of senior unsecured notes; and

WHEREAS, pursuant to the terms of the Note Agreement, the Borrower desires to issue up to (i) $100,000,000 in Series A Senior Notes, Tranche A, on April 25, 2006, with such notes having a maturity date of April 25, 2016, and (ii) an additional $75,000,000 in Series A Senior Notes, Tranche B, on a later date or dates, with such additional notes maturing on April 25, 2016 (collectively, the “Offerings”); and

WHEREAS, the Borrower has requested that the Lenders amend the Credit Agreement to permit the Offerings, as hereinafter provided, and the Lenders are agreeable to such waiver;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto for themselves and their successors and assigns, agree as follows:

ARTICLE I.

AMENDMENT TO CREDIT AGREEMENT

1.1 Section 8.2 of the Credit Agreement is hereby amended by inserting a new clause (x) to read in full as set forth in the next sentence and renumbering the old clauses (x) and (xi) as new clauses (xi) and (xii), respectively. New clause (x) shall read in full as follows: “(x) Indebtedness incurred by the Borrower up to an aggregate principal amount of $175,000,000 as a result of the Borrower issuing the Series A Senior Notes, Tranches A and B, pursuant to the terms of the Note Purchase Agreement, as in effect as of April 25, 2006, between the Borrower and the purchasers named therein (the “Note Purchase Agreement”).”

1.2 Section 8.10 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, enter into or suffer to exist any agreement or restriction that prohibits or conditions the creation, incurrence or assumption of any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or agree to do any of the foregoing, other than as set forth in (i) this Agreement, (ii) any agreement or instrument creating a Permitted Lien (but only to the extent such agreement or restriction applies to the assets subject to such Permitted Lien), (iii) operating leases of real or personal property entered into by the Borrower or any of its Subsidiaries as lessee in the ordinary course of business and (iv) the Note Purchase Agreement, any other note purchase agreements to which the Borrower was a party on the Closing Date (the “Other Note Purchase Agreements”), or any notes issued by the Borrower pursuant to the Note Purchase Agreement or the Other Note Purchase Agreements.

ARTICLE II.

WAIVER

2.1 The Required Lenders hereby waive any Default or Event of Default that may have occurred prior to the effectiveness of this Amendment as a result of the Borrower being a party to the Other Note Purchase Agreements or the Borrower’s issuance of any notes pursuant to such Other Note Purchase Agreements.

2.2 The Required Lenders hereby waive their rights under Section 6.11 of the Credit Agreement with respect to the Note Purchase Agreement.

ARTICLE III.

EFFECTIVENESS

This Amendment shall be effective when the Agent receives counterparts of this Amendment duly executed by the Borrower and each of the Required Lenders.

ARTICLE IV.

MISCELLANEOUS

4.1 Full Force and Effect. Except as expressly amended and waived hereby, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof. As used in the Credit Agreement, “hereinafter,” “hereto,” “hereof,” and words of similar import shall, unless the context otherwise requires, mean the Credit Agreement after being amended by this Amendment. Any reference to the Credit Agreement or any of the other Credit Documents herein or in any such documents shall refer to the Credit Agreement and Credit Documents as amended and waived hereby.

4.2 Applicable Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina (without regard to the conflicts of law provisions thereof).

4.3 Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

4.4 Headings. The headings of this Amendment are for the purposes of reference only and shall not affect the construction of this Amendment.

4.5 Fees and Expenses. The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Agent in connection with the preparation, execution and delivery of this Amendment and the other documentation prepared in connection therewith, including without limitation, all reasonable attorney’s fees.

IN WITNESS WHEREOF, the Borrower, Wachovia, as Lender, Issuing Lender, Swingline Lender and Agent, and the Required Lenders have caused this Amendment to be executed by their duly authorized officers all as of the day and year first above written.

OLD DOMINION FREIGHT LINE, INC., as Borrower

By:	/s/ J. Wes Frye
	Name:	J. Wes Frye
	Title:	Senior Vice President - Finance and Chief Financial Officer

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent, Issuing Lender, Swingline Lender and as a Lender

By:	/s/ Andrew Payne
	Name:	Andrew Payne
	Title:	Director

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Jeff G. Brock
	Name:	Jeff G. Brock
	Title:	Senior Vice President

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ John Bondurant
	Name:	John Bondurant
	Title:	Senior Vice President

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